Exhibit 4.1
RESTATED
CERTIFICATE OF INCORPORATION
OF
GTX, INC.
     GTX, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
     FIRST: The name of the Corporation is GTx, Inc.
     SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 4, 2003.
     THIRD: At a meeting of the Board of Directors of the Corporation a resolution was duly adopted pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, setting forth this Restated Certificate of Incorporation and declaring this Restated Certificate of Incorporation to be advisable. The stockholders of the Corporation duly approved and adopted this Restated Certificate of Incorporation by unanimous written consent in accordance with Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.
     FOURTH: The Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety to read as follows:
ARTICLE I
     The name of the Corporation is GTx, Inc.
ARTICLE II
     The address of the Corporation’s registered office in the State of Delaware is:
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
County of New Castle
     The name of its registered agent at such address is Prentice-Hall Corporation System, Inc.
ARTICLE III
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV
     A. Authorized Stock. The total number of shares which the Corporation shall have authority to issue is sixty-five million (65,000,000), consisting of sixty million (60,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), and five million (5,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).
     B. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly authorized at any time and from time to time to provide for the issuance of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares to the fullest extent as may now or hereafter be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
     C. Common Stock.
          1. Voting Rights. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (which as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation.
          2. Dividends. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporations which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.
          3. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of any series of Preferred Stock then outstanding, the holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

ARTICLE V
     A. Management of Business. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors.
     B. Number of Directors. The authorized number of directors of the Corporation shall be determined from time to time exclusively by resolution adopted by the affirmative vote of a majority of the authorized number of directors at any regular or special meeting of such Board of Directors, within any limits prescribed in the Bylaws of the Corporation.
     C. Classes of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III, respectively. At the annual meeting of stockholders held in 2005, the term of office of the Class I directors shall expire and Class I directors shall be elected for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected. At the annual meeting of stockholders held in 2006, the term of office of the Class II directors shall expire and Class II directors shall be elected for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected. At the annual meeting of stockholders held in 2007, the term of office of the Class III directors shall expire and Class III directors shall be elected for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected. At each succeeding annual meeting of stockholders, directors shall be elected for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected to succeed the directors of the class whose terms expire at such annual meeting. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number as possible, be allocated to more than one class, the Board of Directors shall allocate it to the available class whose term of office is due to expire at the earliest date following such allocation. Notwithstanding any provision of this section to the contrary, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, disqualification or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     D. Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or until his or her death, resignation, disqualification or removal.
     E. Elections. The directors of the Corporation need not be elected by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE VI
     A. Action by Stockholders. No action required or permitted to be taken by the stockholders of the Corporation shall be taken except at a duly called annual or special meeting of stockholders of the Corporation, and no action shall be taken by the stockholders by written consent.
     B. Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or by the Board of Directors acting pursuant to a resolution adopted by a majority of the authorized number of directors, and any power of stockholders to call a special meeting is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.
     C. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
ARTICLE VII
     The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the directors then in office. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.
ARTICLE VIII
     A. Limitation of Liability. Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director. If the DGCL or any other statute of the State of Delaware hereafter is amended to authorize the further elimination or limitation of the liability of directors of the Corporation, then the liability of a director of the Corporation shall be limited to the fullest extent permitted by the statutes of the State of Delaware, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director provided by the foregoing provisions of this Article VIII.

     B. Indemnification. The Corporation shall indemnify each person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, from and against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, penalties and amounts paid in settlement) actually and reasonably incurred or suffered by such person in connection with such action, suit or proceeding, to the fullest extent permitted under the DGCL, as it exists on the date hereof or as it may hereafter be amended; provided, however, that, except with respect to proceedings to enforce rights to indemnification, the Corporation shall not be required to indemnify any such person seeking indemnification in connection with an action, suit or proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized by the Board of Directors.
     C. Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VIII shall not affect adversely any right or protection of any director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.
ARTICLE IX
     A. Reservation of Rights. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in section B of this Article IX, and all rights conferred upon the stockholders herein are granted subject to this reservation.
     B. Requisite Vote. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock of the Company required by law, this Certificate of Incorporation or any certificate of designation of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII and IX of this Certificate of Incorporation.

     IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law, has been executed on behalf of GTx, Inc. by the undersigned officer, thereunto duly authorized, this 6th day of February, 2004.

GTx, Inc.

By:	/s/ Henry P. Doggrell

Henry P. Doggrell
Secretary

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